Exhibit 99.1

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Fourth Quarter and Full Year 2016 Operating Results; Additional 110,000 Acres Leased in the Western Eagle Ford

The Company is hosting an Analyst Day to discuss pending

Comanche Acquisition and successful 2016 leasing program

HOUSTON—(GLOBE NEWSWIRE)—Jan. 23, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for 2016.  Highlights include:

•            As previously announced, Sanchez Energy along with Blackstone Energy Partners has signed an agreement to acquire $2.3 billion of properties in the Western Eagle Ford, adding approximately 67 MBoe/d of production, 300 MMBoe of proved reserves, and 155,000 net acres;

•            Additionally, the Company has organically leased 65,000 net acres in the Maverick area located in the oil window and 45,000 net acres in a new area the Company calls “Javelina” located within the dry gas window of the Western Eagle Ford;

•            Full year 2016 production of approximately 19.5 million barrels of oil equivalent (“MMBoe”), or approximately 53,350 barrels of oil equivalent per day (“Boe/d”), exceeded the high end of the Company’s 48,000 to 52,000 Boe/d guidance for the full year;

•            A successful appraisal pad in the northern area of Central Catarina has wells producing 10 to 15 percent in excess of the Western Catarina stacked type curve with yields of over 250 Bbl of liquids per MMcf of natural gas;

•            A new generation completion design that involves tighter cluster spacing and increased fluid and proppant loading was tested in the Upper and Middle Eagle Ford in 2016 with successful results;

•            Average cost per well during 2016 was $3.0 million, with recent pads averaging $2.9 million per well with current generation completions;

•            The Company’s 2017 capital budget calls for total spending of  $425 to $475 million, which includes activity on the pending Comanche Acquisition; and

•            The Company has posted an updated slide presentation in accordance with its Analyst Day in New York City, NY that provides additional information on the pending Comanche Acquisition.

MANAGEMENT COMMENTS

“Over the last twelve months, the Company has taken a series of strategic initiatives to expand its acreage and asset development position in the Eagle Ford Shale,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “In addition to the pending Comanche transaction, the Company organically leased approximately 110,000 net acres in the Western Eagle Ford.  This provides us with a large inventory of attractive drilling opportunities and, along with our existing footprint in the Western Eagle Ford, provides numerous cost savings opportunities. This will also enable further strides in our strategy to drive manufacturing efficiencies in unconventional resource development.

“In addition to significantly improving our strategic position in the Western Eagle Ford, we delivered strong operating performance throughout 2016.  Our full year 2016 production results of approximately 53,350 Boe/d exceeded the high end of our 48,000 to 52,000 Boe/d guidance for the year, and the average cost per well during the year was approximately $3.0 million, which equates to a cost reduction of approximately 15 percent when compared to 2015.  Importantly, our continued focus on process improvements and efficiencies are gaining momentum, with several of our more recent multi-well pads coming in at or below $2.9 million per well with the Company’s standard completion design.  This combination of lower costs and strong production continues to produce attractive returns across the Western Eagle Ford.

“At Catarina, we continue to develop three distinct benches of the Eagle Ford simultaneously, with results in the Upper and Middle Eagle Ford coming in particularly strong. As our understanding of targeting has improved, we have begun to focus on a new generation of completion designs with tighter cluster spacing and increased fluid and proppant loading, which is delivering enhanced well performance. In the Northwest portion of Catarina, as a result of improved targeting and completions, the Middle and Upper Eagle Ford results are now achieving returns in excess of 45% with the significantly higher oil yields.

“Four wells have been drilled in the Middle Eagle Ford to test the northern edge of Central Catarina using our enhanced completions design.  Production results have shown the highest liquid yield results to date at Catarina, with yields of over 250 Bbls of liquids per MMcf of gas.  Pressure and production rates are currently exceeding our publically disclosed Western Catarina type curve.  These appraisal results are further defining the link between Catarina’s Western Stack and South Central areas of the ranch.

“At Maverick, six additional wells were brought on-line and are currently exceeding expectations.  The 30-day initial production rates for these wells are averaging approximately 10 to 15 percent above our previously disclosed Maverick type curve.  With current well costs and our Maverick type curve, these wells are showing returns of nearly 80 percent at current strip pricing.  We are very pleased with the results at Maverick and, as a result, plan to split development capital in the Western Eagle Ford during 2017 between Maverick, Catarina and the pending Comanche acquisition.”

OPERATIONS UPDATE

During the fourth quarter 2016, the Company spud 21 gross (19.7 net) wells and completed 12 gross (12 net) wells.

Total well costs at Catarina during the fourth quarter 2016 averaged approximately $3.3 million per well as we tested enhanced completion designs during the quarter.  During the fourth quarter 2016 we drilled wells with 25% longer laterals at Maverick and we were still able to keep costs at approximately $3.4 million per well.

During the fourth quarter 2016, the Company brought 6 wells on-line at Catarina.  As of December 31, 2016 the Company had completed its 50 well annual drilling commitment at Catarina, which runs from July 1, 2016 to June 30, 2017.  At Maverick, the Company brought 6 wells on-line during the quarter.  Wells drilled in Maverick continue to meet and exceed expectations.

As of Dec. 31, 2016 the Company had 611 gross (473 net) producing wells with 24 gross (12 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	333	19
Maverick	85	—
Marquis	103	1
Palmetto	76	5
TMS / Other	14	—
Total	611	25

PRODUCTION UPDATE

The Company’s estimated total production for the full year 2016 was approximately 53,350 Boe/d, which exceeded the high end of the Company’s 48,000 to 52,000 Boe/d guidance for the year. The Company’s production mix during the fourth quarter 2016 consisted of approximately 34 percent oil, 29 percent natural gas liquids (“NGLs”), and 37 percent natural gas.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 275,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future operating results and returns, our strategy and plans, including future drilling plans, our ability to increase reserves and production and generate income or cash flows, the benefits of our partnership with Blackstone and the Comanche transaction.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure to successfully execute our business and financial strategies, failure to achieve the expected benefits of our partnership with Blackstone, inability to successfully close announced transactions, including the Comanche transaction, failure to realize the benefits of our acquisitions, including the Comanche transaction, failure to economically develop our acreage and to produce reserves and achieve anticipate production levels, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797